As filed with the Securities and Exchange Commission on
                             October 23, 1998


                                                 Registration No. 333-65503


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                      ------------------------------
                            AMENDMENT NO. 1 TO

                                 FORM S-3

                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                      ------------------------------



                     AMLI RESIDENTIAL PROPERTIES TRUST
           ----------------------------------------------------
          (Exact name of Registrant as specified in its charter)



              Maryland                                36-3925916
      -----------------------                   ----------------------
      (State of organization)                   (I.R.S. Employer
                                                Identification Number)


                          125 South Wacker Drive
                                Suite 3100
                         Chicago, Illinois  60606
                              (312) 443-1477
            (Address, including zip code, and telephone number,
     including area code, of Registrant's principal executive offices)

                      ------------------------------


                              Allan J. Sweet
                          125 South Wacker Drive
                                Suite 3100
                         Chicago, Illinois  60606
                              (312) 443-1477
             (Name, address, including zip code, and telephone
            number, including area code, of agent for service)

                      ------------------------------


                            Copy of service to:
                           Edward J. Schneidman
                           Mayer, Brown & Platt
                         190 South LaSalle Street
                         Chicago, Illinois  60603
                              (312) 782-0600

     Approximate date of commencement of proposed sale to the public:
   From time to time after the Registration Statement becomes effective.

                      ------------------------------

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ X ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
[  ] ______________________________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _______________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ] ________________________

                                          CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS                          PROPOSED MAXIMUM        PROPOSED MAXIMUM       AMOUNT OF
  OF SECURITIES TO           AMOUNT TO        OFFERING PRICE        AGGREGATE OFFERING     REGISTRATION
   BE REGISTERED           BE REGISTERED       PER SHARE (1)             PRICE (1)              FEE
------------------         -------------      ---------------       ------------------     ------------
Series B Cumulative
Convertible Redeemable
Preferred Shares of
Beneficial Interest,
par value $.01
per share                3,125,000 shares         $24.00                $75,000,000           $22,125

Common Shares of
Beneficial Interest,
par value $.01
per share                3,125,000 shares           --                      --                  --



(1)  Pursuant to Rule 457(a) and (i) under the Securities Act of 1933, the registration fee has been calculated on the basis of a bona fide estimate of the maximum offering price of the Series B Preferred Shares.

                                          ------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY
ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF
1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE
COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.











               SUBJECT TO COMPLETION, DATED OCTOBER 23, 1998


PROSPECTUS
----------

                     AMLI RESIDENTIAL PROPERTIES TRUST

                    3,125,000 Series B Preferred Shares

                          3,125,000 Common Shares


     This is an offering of 3,125,000 of our Series B Preferred Shares and 3,125,000 of our Common Shares. Security Capital Preferred Growth Incorporated and/or its permitted transferees may sell these shares from time to time.

     Security Capital Preferred Growth Incorporated purchased the Series B Preferred Shares from us in a private transaction. We may issue the Common Shares from time to time upon exchange of the Series B Preferred Shares.

     Our outstanding Common Shares are listed on the New York Stock Exchange under the symbol "AML." Our Series B Preferred Shares are not listed on any exchange or quoted on any national quotation system.


                           --------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                           --------------------

                            October      , 1998



---------------------------------------------------------------------------
The information in this Prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
---------------------------------------------------------------------------

      THE COMPANY AND THE SELLING SHAREHOLDERS HAVE NOT AUTHORIZED ANY PERSON IN CONNECTION WITH ANY OFFERING OF THE SHARES TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS.

THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITY OTHER THAN THE SERIES B PREFERRED SHARES AND THE SHARES AND IT IS NOT SOLICITING AN OFFER TO BUY ANY SECURITY OTHER THAN THE SERIES B PREFERRED SHARES AND THE SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SERIES B PREFERRED SHARES OR THE SHARES TO ANY PERSON AND IT IS NOT SOLICITING AN OFFER FROM ANY PERSON TO BUY THE SERIES B PREFERRED SHARES OR THE SHARES IN ANY JURISDICTION WHERE THE OFFER OR SALE TO THAT PERSON IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS, EVEN THOUGH THIS PROSPECTUS IS DELIVERED OR THE SERIES B PREFERRED SHARES OR THE SHARES ARE OFFERED OR SOLD ON A LATER DATE.




                             TABLE OF CONTENTS

                                                                     Page
                                                                     ----

The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Description of Capital Shares. . . . . . . . . . . . . . . . . . . . . .4
Federal Income Tax Considerations. . . . . . . . . . . . . . . . . . . 17
Certain United States Tax Considerations for Non-U.S. Shareholders . . 32
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . 36
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . 36
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
Available Information  . . . . . . . . . . . . . . . . . . . . . . . . 38
Incorporation by Reference . . . . . . . . . . . . . . . . . . . . . . 39

                                THE COMPANY

          AMLI Residential Properties Trust, a Maryland real estate
investment trust (the "Company"),      and its affiliates constitute a
self-administered and self-managed     real estate investment trust
("REIT")      that was organized in February 1994 to continue and expand the multifamily property business conducted by AMLI Realty Co. and its affiliates ("ARC") since 1980. The Company and its affiliates own, manage, lease, acquire and develop institutional quality apartment communities.
The Company's communities (the "Communities") are located in specific markets in the Southwest, Southeast and Midwest areas of the United States.

The Company also holds interests in co-investment ventures involving residential apartment communities (the "Co-Investment Communities"). Additionally, the Company engages in development activities on its own and through co-investment joint ventures.

      The business of the Company is operated through AMLI Residential Properties, L.P. (the "Operating Partnership"), AMLI Management Company (the "Management Company"), AMLI Institutional Advisors, Inc. ("AIA") and AMLI Residential Construction, Inc. ("Amrescon" and, together with the Management Company and AIA, the "Service Companies"). The Company is the sole general partner of the Operating Partnership, a Delaware limited partnership, through which it owns the Communities and its interests in the Co-Investment Communities. As of September 30, 1998, the Company owned 86.5% of the limited partnership interests ("Units") in the Operating Partnership. The Management Company provides management and leasing services to each of the Communities, the Co-Investment Communities and several additional properties in which the Company has no interest. AIA, a "QPAM" (qualified professional asset manager), renders real estate investment advice to institutional capital sources, primarily pension plans, endowments, foundations and insurance companies. The Company actively pursues co-investments through relationships administered by AIA, in this way seeking to diversify the sources of its equity capital for investment in apartment communities. Amrescon provides general contracting, construction management and landscaping services to the Company and its managed ventures.

      The Company was formed as a Maryland real estate investment trust on December 16, 1993. The Company's executive offices are located at 125 South Wacker Drive, Suite 3100, Chicago, Illinois 60606 and its telephone number is (312) 443-1477. The Company's principal office is in Chicago, Illinois with regional offices in Dallas, Texas and Atlanta, Georgia.


                              USE OF PROCEEDS

          This Prospectus relates to 3,125,000 Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (the "Series B Preferred Shares"), and 3,125,000 Common Shares of Beneficial Interest, par value $.01 per share (the "Common Shares" and such 3,125,000 Common Shares, the "Shares"), of the Company, which Security Capital Preferred Growth Incorporated ("SCPGI") and/or its permitted transferees (the "Selling Shareholders") may offer for sale from
time to time.       The Company will not receive any of the proceeds from
the sale of any of the Series B Preferred Shares or the Shares. The Selling Shareholders will receive all proceeds from the sale of the Series B Preferred Shares and the Shares.

                       DESCRIPTION OF CAPITAL SHARES

SHARES OF BENEFICIAL INTEREST AND SHAREHOLDER LIABILITY

      The Company's Amended and Restated Declaration of Trust (the "Declaration of Trust") provides that the Company may issue up to 150,000,000 shares of beneficial interest, par value $.01 per share. No holder of any class of shares of beneficial interest of the Company will have any preemptive right to subscribe for any securities of the Company except as may be granted by the Board of Trustees (the "Board") in authorizing the issuance of a class of preferred shares of beneficial interest. Any class of preferred shares that may be issued in the future, together with the Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (the "Series A Preferred Shares"), and the Series B Preferred Shares, are referred to herein as "Preferred Shares." The Company's Declaration of Trust authorizes the Trustees to classify or reclassify any unissued Common Shares or Preferred Shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption.

      Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligations of the Company. The Company's Declaration of Trust further provides, with certain limited exceptions, that the Company shall indemnify each shareholder against claims or liabilities to which the shareholder may become subject by reason of his being or having been a shareholder and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it is the Company's policy to include a clause in its contracts, including the partnership agreement of the Operating Partnership, which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, a shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company will carry public liability insurance that it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

DESCRIPTION OF COMMON SHARES

      General

      The summary of certain terms and provisions of the Common Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Company's Declaration of Trust and Bylaws, as amended (the
"Bylaws"), which are incorporated by reference herein.

      All outstanding Common Shares issued are duly authorized, fully paid and, except as described under "-Shares of Beneficial Interest and Shareholder Liability," non-assessable. Subject to the provisions of the Company's Declaration of Trust regarding Excess Shares (as defined below), each outstanding Common Share entitles the holder thereof to one vote on all matters voted on by shareholders, including the election of Trustees. Holders of Common Shares do not have the right to cumulate their votes in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Distributions may be paid to the holders of Common Shares if and when declared by the Board out of funds legally available therefor, subject to the provisions of the Company's Declaration of Trust regarding Excess Shares. The Company currently pays regular quarterly dividends. Holders of Common Shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of the Company. If the Company is liquidated, each outstanding Common Share will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company and the rights of holders of any Preferred Shares. The rights of holders of Common Shares are subject to the rights and preferences established by the Board for any Preferred Shares that have been or may be issued by the Company.

      Restrictions on Transfer

      The Company's Declaration of Trust contains certain restrictions on the number of Common Shares and Preferred Shares that individual shareholders may own. For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), no more than 50% in value of its shares of beneficial interest (after taking into account options to acquire shares of beneficial interest) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and constructive ownership among specified family members) during the last half of a taxable year (other than the first taxable year) or during a proportionate part of a shorter taxable year. The shares of beneficial interest must also be beneficially owned (other than during the first taxable year) by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to qualify as a REIT, the Declaration of Trust of the Company contains restrictions on the acquisition of Common Shares and Preferred Shares intended to ensure compliance with these requirements.

      Subject to certain exceptions specified in the Company's Declaration of Trust, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 5% (the "Ownership Limit") of the number or value of the issued and outstanding shares of beneficial interest of the Company. The Company's Board, upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel or other evidence satisfactory to the Board, and upon such other conditions as the Board may direct, may also exempt a proposed transferee from the Ownership Limit. As a condition of such exemption, the intended transferee must give written notice to the Company of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT. Any transfer of Common Shares or Preferred Shares that would (i) create a direct or indirect ownership of shares in excess of the Ownership Limit, (ii) result in the shares being beneficially owned by fewer than 100 persons as provided in Section 856(a) of the Code or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares. The foregoing restrictions on transferability and ownership will not apply if the Board determines, which determination must be approved by the shareholders, that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

      The Company's Board by resolution has excluded from the foregoing ownership restriction (i) UICI, a NASDAQ National Market traded holding company with interests in insurance, financial services and technology, which acquired ARC in November 1996, (ii) Gregory T. Mutz, Chairman of the Board, and (iii) Harris Associates L.P., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and Harris Associates Inc., the sole general partner of Harris Associates L.P. (together with Harris Associates L.P., "Harris"). UICI and Gregory T. Mutz collectively may own up to 34.9% of the outstanding shares of beneficial interest of the Company, or individually may own, subject to group restrictions and certain limitations, up to 29.9% of the outstanding shares of beneficial interest of the Company in the case of UICI and up to 24.9% of the outstanding shares of beneficial interest of the Company in the case of Gregory T. Mutz. Harris may own up to 9.9% of the outstanding shares of beneficial interest of the Company. The Company's Declaration of Trust excludes certain investors (and their transferees) from whom apartment communities were obtained in exchange for Units or Common Shares in connection with the formation of the Company and who would exceed the Ownership Limit as a result of the ownership of such Common Shares or the exchange of such Units for Common Shares. In no event will such persons be entitled to acquire additional shares of beneficial interest of the Company such that the five largest beneficial owners of shares of beneficial interest of the Company hold more than 50% of the total outstanding shares.

      Any purported transfer of shares that would result in a person owning shares in excess of the Ownership Limit or cause the Company to become "closely held" under Section 856(h) of the Code that is not otherwise permitted as provided above will constitute excess shares ("Excess Shares"), which will be transferred pursuant to the Declaration of Trust to the Company as trustee for the exclusive benefit of the person or persons to whom the Excess Shares are ultimately transferred, until such time as the purported transferee retransfers the Excess Shares. While these Excess Shares are held in trust, they will not be entitled to vote or to share in any dividends or other distributions. Subject to the Ownership Limit, the Excess Shares may be transferred by the purported transferee to any person (if the Excess Shares would not be Excess Shares in the hands of such person) at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid, fair market value), at which point the Excess Shares will automatically be exchanged for the shares to which the Excess Shares are attributable. In addition, such Excess Shares held in trust are subject to purchase by the Company at a purchase price equal to the lesser of the price paid for the shares by the purported transferee (or, if no consideration was paid, fair market value) and the fair market value of the shares of beneficial interest (as reflected in the last
reported sales price reported on the     New York Stock Exchange (the
"NYSE")      on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price of such shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such shares may be traded, or if not then traded over any exchange or quotation system, then the market price of such shares on the relevant date as determined in good faith by the Board) on the date the Company elects to purchase.

      All certificates representing shares of beneficial interest will bear a legend referring to the restrictions described above.

      Transfer Agent and Registrar

      Harris Trust and Savings Bank has been appointed as transfer agent and registrar for the Common Shares.

DESCRIPTION OF SERIES B PREFERRED SHARES

      General

      On the date of this Prospectus, 3,125,000 Series B Preferred Shares are outstanding. The Board is authorized, without the approval of the shareholders, to cause the Company to issue Preferred Shares in one or more series, to determine the number of shares of each series and to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of each series, which may be senior to the rights of the Common Shares.

      This section describes certain general terms and provisions of the Series B Preferred Shares. This description is not complete and you should refer to the Company's Declaration of Trust and Bylaws for more information.

      Ranking

      The Series B Preferred Shares rank, as to distributions and the distribution of assets, (i) senior to the Common Shares and to any other equity securities which the Company may issue from time to time and which specifically provide that they rank junior to the Series B Preferred Shares ("Junior Shares"); (ii) on a parity with all equity securities which the Company may issue from time to time and which specifically provide that they rank on a parity with the Series B Preferred Shares ("Parity Shares"); and (iii) junior to the Series A Preferred Shares and any other equity securities which the Company may issue from time to time and which specifically provide that they rank senior to the Series B Preferred Shares ("Senior Shares"). However, any class or series of Preferred Shares are deemed to be Senior Shares unless such Preferred Shares expressly provide that they are Parity Shares or Junior Shares. The rights of the holders of the Series B Preferred Shares are subordinate to those of the Company's general creditors.

      On the date of this Prospectus, 1,100,000 Series A Preferred Shares are outstanding. The Series A Preferred Shares rank senior to the Series B Preferred Shares as to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Company. For a more complete description of the designations, preferences and rights of the Series A Preferred Shares, see the description contained under the caption "Description of Series A Preferred Shares" in the Prospectus Supplement dated January 18, 1996 to the Prospectus dated July 20, 1995 forming a part of the Company's Registration Statement on Form S-3 (File No. 33-93120), filed with the Securities and Exchange Commission (the
"Commission") pursuant to Rule 424(b) under the Securities Act     of 1933,
as amended (the "Securities Act")     , and the related material contained
under the caption "Description of Preferred Shares" in the Prospectus dated July 20, 1995, which are incorporated herein by reference.

      Distributions

      The holders of Series B Preferred Shares are entitled to receive when, as and if declared by the Board out of funds legally available for that purpose, cumulative preferential cash distributions in an amount per share equal to the greater of (i) $0.45 per quarter or (ii) the quarterly distribution on the Common Shares into which a Series B Preferred Share would then be convertible. The distributions are cumulative from the date of original issue, whether or not the Company has funds legally available to pay those distributions and whether or not the Board declares those distributions, and are payable quarterly in arrears on the date on which cash distributions are paid on the Common Shares for that quarter (each, a "Distribution Payment Date"). Each distribution will be payable to holders of record on the record date which is fixed by the Board. The record date will not be more than 60 days prior to the corresponding Distribution Payment Date and will be the same date as the record date for the Common Share distribution for that quarter, if there is one. The distribution for any period shorter than a full quarter will be prorated based on a 360-day year of twelve 30-day months.

      Holders of Series B Preferred Shares are not entitled to any distributions in excess of the full cumulative distributions described above. The Company will not pay interest, or any sum of money in lieu of interest, in respect of any distribution payment or payments on the Series B Preferred Shares which are in arrears.

      So long as any Series B Preferred Shares are outstanding, the Company may not declare or pay or set apart for payment any distributions or make or declare any other distribution on any Parity Shares for any period unless the Company has paid or declared and set apart a sum sufficient to pay (or contemporaneously pays or declares and sets apart a sum sufficient to pay) full cumulative distributions on the Series B Preferred Shares for all past distribution periods. If the Company does not pay or declare and set apart a sum sufficient to pay full cumulative distributions on the Series B Preferred Shares for all past distribution periods, the Company will declare all distributions on the Series B Preferred Shares and any Parity Shares ratably in proportion to the amount of distributions accrued and unpaid on the Series B Preferred Shares and on the Parity Shares.

      So long as any Series B Preferred Shares are outstanding, the Company may not declare or pay or set apart for payment any distributions (other than in Junior Shares or in options, warrants or rights to purchase Junior Shares) or make or declare any other distribution on any Junior Shares, nor may the Company redeem, purchase or otherwise acquire for any consideration any Junior Shares (or pay to or make available any moneys for a sinking fund for the redemption of any Junior Shares) (except by conversion into or exchange for Junior Shares) unless the Company has paid or declared and set apart a sum sufficient to pay (or contemporaneously pays or declares and sets apart a sum sufficient to pay) full cumulative distributions on the Series B Preferred Shares and any Parity Shares for all past distribution periods and the then current distribution period.

      The Company will first credit any distribution payment which it makes on the Series B Preferred Shares against the earliest accrued but unpaid distribution due with respect to the Series B Preferred Shares which remains payable.

      Liquidation Preference

      Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before the Company makes or sets apart any payment or distribution of its assets to or for the holders of any Junior Shares, the holders of Series B Preferred Shares will be entitled to receive $24.00 per share plus all accrued and unpaid distributions, but those holders will not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to pay in full the liquidation preference on the Series B Preferred Shares and on all Parity Shares, then the Company will distribute its assets among the holders of Series B Preferred Shares and Parity Shares in proportion to the full liquidating distributions which would be payable.

      Subject to the rights of the holders of any Senior Shares, upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after the Company has made payment in full to all holders of Series B Preferred Shares and Parity Shares, the holders of Junior Shares will be entitled to receive any remaining assets.

      For purposes of this section, a consolidation or merger of the Company with or into one or more corporations, a sale or transfer of all or substantially all of the Company's assets or a statutory share exchange will not be deemed to be a liquidation, dissolution or winding up of the Company.

      Redemption

      The Company may not redeem the Series B Preferred Shares prior to September 30, 2007 (unless fewer than 312,500 shares of Series B Preferred Shares are outstanding, in which case the Company may redeem all, but not less than all, of those shares at any time). Beginning on September 30, 2007, the Company, at its option, may redeem the Series B Preferred Shares, in whole at any time or in part from time to time, at a cash redemption price equal to $24.00 per share plus all accrued and unpaid distributions to the redemption date.

      Notwithstanding the foregoing, unless the Company has paid or declared and set apart a sum sufficient to pay (or contemporaneously pays or declares and sets apart a sum sufficient to pay) full cumulative distributions on the Series B Preferred Shares and any Parity Shares for all past distribution periods, the Company may not redeem any Series B Preferred Shares unless it redeems all outstanding Series B Preferred Shares and the Company and its affiliates may not purchase or acquire any Series B Preferred Shares, except pursuant to a purchase or exchange offer made on the same terms to all holders of outstanding Series B Preferred Shares.

      The Company will mail notice of redemption of Series B Preferred Shares not less than 30 days nor more than 60 days prior to the redemption date to each holder of record of Series B Preferred Shares being redeemed at the address shown on the Company's share records. Each notice will state: (i) the redemption date; (ii) the number of Series B Preferred Shares being redeemed; (iii) the place or places at which holders should surrender certificates representing Series B Preferred Shares being redeemed; and (iv) the conversion price at the time. If fewer than all Series B Preferred Shares held by a holder are being redeemed, the notice will also specify the number of Series B Preferred Shares being redeemed from the holder. If the Company mails notice of redemption of any Series B Preferred Shares and deposits the funds necessary for the redemption in trust, then, beginning on the redemption date, distributions will cease to accrue on the Series B Preferred Shares being redeemed, those shares will no longer be deemed outstanding and all rights of the holders of those shares will cease, except the right to receive the redemption price. If the Company redeems fewer than all the outstanding Series B Preferred Shares, it will select the shares to be redeemed by lot or pro rata or by any other method determined by the Company.

      Conversion Rights

      The holders of Series B Preferred Shares may, at their option, convert Series B Preferred Shares into Shares, in whole at any time or in part from time to time, at a conversion price of $24.00 per Share (which equals a conversion rate of one Share for each Series B Preferred Share), following the earliest to occur of (i) the sixty-first day after such holder provides the Company with written notice of its intent to convert;
(ii) the first day on which a Change of Control (as defined below) occurs;
(iii) the occurrence of any event which causes the Company to fail to continue to be taxed as a REIT under the Code; (iv) a default in the payment of distributions on the Series B Preferred Shares; (v) a reduction in the indicated rate of distributions on the Common Shares; or (vi) a material breach by the Company of any representation, warranty or covenant contained in the Preferred Share Purchase Agreement, dated as of February 20, 1998, by and among the Company, SCPGI and the Operating Partnership. The Company may adjust the conversion price from time to time as described below under "-Conversion Price Adjustments." Holders of Series B Preferred Shares being redeemed will not be able to convert those shares after the close of business on the redemption date.

      A "Change of Control" means each occurrence of any of the following:
(i) the acquisition, directly or indirectly, by any individual, entity or group (other than SCPGI, Gregory T. Mutz, UICI, ARC, Ronald L. Jensen, or any of their respective affiliates) of beneficial ownership of the Company's outstanding shares of beneficial interest with the power, under ordinary circumstances, to cast more than 25% of the votes entitled to be cast to elect trustees of the Company; (ii) the individuals who constitute the Board at the beginning of any period of two consecutive years cease, for any reason, to constitute a majority of the Board at the end of such period; and (iii) (A) the Company consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity or (B) any entity consolidates with or merges into the Company, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting shares of beneficial interest of the Company are reclassified or changed into or exchanged for cash, securities or other property; PROVIDED, HOWEVER, that the events described in clause (iii) shall not be deemed to be a Change of Control (X) if the Company's sole purpose is to change its domicile or to change its form of organization from a REIT to a statutory business trust or corporation or (Y) if the holders of the exchanged securities of the Company immediately after such transaction beneficially own at least a majority of the securities normally entitled to vote in elections of trustees of the surviving entity.

      Holders of Series B Preferred Shares may convert those shares by surrendering the certificate representing those shares endorsed to the Company or in blank to the transfer agent for the Series B Preferred Shares and the Common Shares, together with a written notice of conversion.

      Holders of Series B Preferred Shares at the close of business on a distribution record date will be entitled to receive that distribution on the corresponding Distribution Payment Date, even if they convert the Series B Preferred Shares into Shares between those two dates. The Company will not otherwise make any payment or allowance for unpaid distributions, whether or not in arrears, on converted Series B Preferred Shares or Shares issued upon conversion.

       Each conversion will be deemed to occur immediately before the close of business on the business day on which the transfer agent receives the certificate and the notice of conversion. The conversion price in effect at that time will be the conversion price for that conversion. The Company will not issue fractional Shares upon conversion. Instead, the Company will pay cash to the converting holder based on the market price of the Shares on the day prior to the conversion date.

      Conversion Price Adjustments

      The Company will adjust the conversion price if it (i) makes a distribution on any of its Common Shares, (ii) subdivides, combines or reclassifies the Common Shares, (iii) issues rights, options or warrants to all holders of Common Shares entitling them to purchase additional Common Shares at a price per share less than the fair market value (which includes an adjustment if the Company does not pay underwriting commissions in a rights offering), (iv) makes other noncash distributions to all holders of Common Shares or (v) pays consideration per Common Share with a value greater than the current market price of the Common Shares in a tender offer.

      The Company will not be required to make any adjustment to the conversion price unless the adjustment equals 1% or more of the conversion price. The Company will carry forward any adjustments not required to be made and take them into account in subsequent adjustments.

      If the Company is a party to any transaction as a result of which Common Shares are converted into the right to receive shares, securities, cash or other property (including a merger, consolidation, statutory share exchange, tender offer, sale of all or substantially all of the Company's assets or recapitalization), then each Series B Preferred Share will be convertible into the kind and amount of shares, securities, cash or other property which the holder of that share would have received if it had converted the share immediately before the transaction. The Company may not be a party to any transaction unless the terms of the transaction are consistent with the terms described above.

      Voting Rights

      Holders of Series B Preferred Shares will not have any voting rights, except as described in this section or as applicable law may otherwise require from time to time.

      If and whenever (i) four quarterly distributions (whether or not consecutive) payable on the Series B Preferred Shares are in arrears, whether or not earned or declared, (ii) the Company has failed to pay distributions on the Common Shares of at least $0.418 per share per quarter for four consecutive quarters or (iii) the Company fails to satisfy the test described below under "-Fixed Charge Coverage Test," then the number of trustees then constituting the Board will be increased by two (or by three if the Board has ten or more trustees prior to the increase), and the holders of Series B Preferred Shares, together with the holders of any Parity Shares, voting as a single class, will have the right to elect the additional trustees at the next annual meeting of holders of beneficial interest or at a special meeting. The rights of holders of Series B Preferred Shares and Parity Shares to elect the additional trustees will cease when the Company, as applicable, (i) pays all distributions in arrears and sets aside a sum sufficient to pay the current distribution on the Series B Preferred Shares and Parity Shares for two consecutive quarters, (ii) pays distributions on the Common Shares of at least $0.418 per share per quarter for two consecutive quarters or (iii) satisfies the test described below under "-Fixed Charge Coverage Test" for two consecutive quarters. The term of office of the additional trustees will terminate with the termination of those voting rights.

      At least two-thirds of the outstanding Series B Preferred Shares must approve in order for the Company to (i) make any amendment to the Company's Declaration of Trust or Bylaws which materially and adversely affect the voting powers, rights or preferences of the holders of Series B Preferred Shares or (ii) authorize, reclassify, create or increase the authorized amount of any Senior Shares or any security convertible into Senior Shares. However, the Company may create additional classes and series of Senior Shares, Parity Shares or Junior Shares and increase the authorized number of such shares without the consent of any holder of Series B Preferred Shares. The Company may also authorize, reclassify, create or increase the authorized amount of any Senior Shares or any security convertible into Senior Shares without the consent of any holder of Series B Preferred Shares if either: (i) provision is made for the redemption of all Series B Preferred Shares then outstanding or (ii) after giving effect to the issuance of such Senior Shares and the application of the net proceeds therefrom, the Company continues to be in compliance with the Fixed Charge Coverage Test described below.

      Except as described above or as applicable law may require from time to time, the holders of Series B Preferred Shares will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.

      Fixed Charge Coverage Test

      So long as at least 312,500 Series B Preferred Shares are outstanding, neither the Company nor any of its subsidiaries may issue any additional preferred securities or incur any additional indebtedness without the written consent of the holders of two-thirds of the outstanding Series B Preferred Shares, if immediately after that issuance or incurrence (and after giving effect to the issuance or incurrence and the use of the proceeds), the Company's ratio of Consolidated EBITDA (as defined below) to Consolidated Fixed Charges (as defined below) for the four prior quarters would be less than 1.625 to 1.0.

      For purposes of the test described above, "Consolidated EBITDA" means the Company's consolidated net income (before minority interest, extraordinary items and other gains and losses) plus (i) income and state franchise taxes paid or accrued by the Company, (ii) interest expense paid or accrued by the Company, (iii) depreciation and depletion, (iv) amortization, (v) fees (to the extent such fees were treated as expenses in the calculation of consolidated net income of the Company) with respect to any interest rate protection agreement and/or currency protection agreement and (vi) other non-cash charges or discretionary prepayment penalties deducted from consolidated net income. For purposes of that test, "Consolidated Fixed Charges" means the sum of (i) interest expense paid or accrued by the Company, (ii) preferred share distributions required to be paid by the Company (whether or not actually declared or paid) and (iii) costs related to any interest rate protection agreement and/or currency protection agreement.

      Restrictions on Transfer

      The restrictions on transfer and ownership limitations described above under "-Description of Common Shares-Restrictions on Transfer" also apply to the Series B Preferred Shares. You should refer to that description and the Company's Declaration of Trust and Bylaws for more information.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S DECLARATION OF TRUST AND BYLAWS

      The following paragraphs summarize certain provisions of Maryland law and the Company's Declaration of Trust and Bylaws. The summary does not purport to be complete and reference is made to Maryland law as well as the Company's Declaration of Trust and Bylaws.

      Board of Trustees

      The Company's Declaration of Trust and Bylaws provide that the number of Trustees of the Company may be established by a majority of the Board but may not be fewer than three nor more than fifteen. The Declaration of Trust provides that a majority of the Trustees must be persons who are not affiliated with ARC or its affiliates ("Disinterested Trustees"). Any vacancy on the Board will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining Trustees (even if less than a quorum), except that a vacancy resulting from an increase in the number of Trustees will be filled by a majority of the entire Board and, in the event that a majority of the Board are not Disinterested Trustees by reason of the resignation or removal of one or more Disinterested Trustees or otherwise, the remaining Disinterested Trustees (or, if there are no Disinterested Trustees, the remaining members of the Board) shall promptly appoint that number of Disinterested Trustees necessary to cause the Board to include a majority of Disinterested Trustees.

      Pursuant to the terms of the Declaration of Trust, the Trustees are divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of Trustees constituting the entire Board. The Trustees in each class are elected for terms of three years and until their successors are duly elected and qualified. The Company believes that classification of the Board will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board.

      The classified Trustee provision could have the effect of making the removal of incumbent Trustees more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board.

      Holders of Common Shares have no right to cumulative voting for the election of Trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of Common Shares voting together as a single class will be able to elect all of the successors of the class of Trustees whose term expires at that meeting.

      Indemnification of Trustees and Officers

      As permitted by Maryland law, the Declaration of Trust provides that a Trustee or officer of the Company shall not be liable for money damages to the Company or its shareholders for any act or omission in the performance of his duties, except to the extent that (i) the person actually received an improper benefit or (ii) the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

      The Company's officers and Trustees are and will be indemnified under the Declaration of Trust and Bylaws of the Company and the Partnership Agreement of the Operating Partnership against certain liabilities. The Declaration of Trust requires the Company to indemnify its Trustees and officers, among others, against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability by reason of their services in those or other capacities unless it is established that (i) the act or omission of the Trustee or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the Trustee or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, the Company may not indemnify for an adverse judgment in a suit by or in the right of the Company. Maryland law permits the Company to advance reasonable expenses to a director or officer upon the Company's receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the Company's Declaration of Trust and (ii) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the Trustee or officer did not meet the standard of conduct. Additionally, the Company has entered into indemnification agreements with the Company's officers and Trustees providing substantially the same scope of coverage afforded by provisions in the Declaration of Trust.

      The Partnership Agreement of the Operating Partnership also provides for indemnification of the Company and its officers and Trustees to the same extent indemnification is provided to officers and Trustees of the Company in its Declaration of Trust, and limits the liability of the Company to the Operating Partnership and its partners to the same extent the liability of the officers and Trustees of the Company to the Company and its shareholders is limited under the Company's Declaration of Trust.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Trustees, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      Business Combinations

      Under the Maryland General Corporation Law, as amended from time to time (the "MGCL"), as applicable to Maryland real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the shares of the trust or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be (a) recommended by the board of trustees of such trust and (b) approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares (other than voting shares held by the Interested Shareholder with whom the business combination is to be effected or by an affiliate or associate thereof), voting together as a single group, unless, among other things, the company's common shareholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. These provisions of Maryland law do not apply, however, to business combinations with a particular Interested Shareholder or its existing or future affiliates that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder or if the original declaration of trust includes a provision electing not to be governed, in whole or in part, as to business combinations generally, specifically or generally by types, as to identified or unidentified existing or future Interested Shareholders or their affiliates. The Company's Declaration of Trust, in accordance with Maryland law, exempts Gregory T. Mutz, Baldwin & Lyons, Inc., a publicly traded casualty insurance company based in Indianapolis ("Baldwin & Lyons"), and ARC and their respective affiliates and successors from the foregoing restrictions. As a result, such persons and entities may be able to enter into business combinations with the Company, which may not be in the best interests of the shareholders, without compliance by the Company with the super-majority voting requirements and the other provisions of the statute.

      Control Share Acquisitions

      The MGCL, as applicable to Maryland real estate investment trusts, imposes limitations on the voting rights of shares acquired in a "control share acquisition" relating to a Maryland real estate investment trust.
The MGCL defines a "control share acquisition" as the acquisition of "control shares," which is defined as voting shares that would entitle the acquiror to exercise voting power in electing trustees in excess of the following levels of voting power: 20%, 33-1/3%, and 50%. The MGCL requires a two-thirds shareholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to shares acquired in a control share acquisition. The MGCL also requires a Maryland real estate investment trust to hold a special meeting at the request of an actual or proposed control share acquiror generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person (a) delivers a written undertaking to pay the expenses of such special meeting or, if required by the board of trustees, posts a bond for the cost of the meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or bylaws provide otherwise, the MGCL gives a Maryland real estate investment trust, within certain time limitations, various redemption rights if there is a shareholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target company within 10 days following a control share acquisition. Moreover, unless the charter or bylaws provide otherwise, the MGCL provides that if, before a control share acquisition occurs, voting rights are accorded to the control shares which results in the acquiring person having a majority of voting power, then minority shareholders are entitled to appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust. The Company's Declaration of Trust, in accordance with Maryland law, contains a provision exempting acquisitions of shares by Gregory T. Mutz, Baldwin & Lyons and ARC and their respective existing and future affiliates and successors (which, in the case of ARC, includes UICI) from the foregoing provisions.

      Amendment to the Declaration of Trust

      The Company's Declaration of Trust may be amended only by the affirmative vote or written consent of the holders of not less than a majority of all of the shares of beneficial interest entitled to vote on the matter, except that the Trustees by a two-thirds vote may amend provisions of the Company's Declaration of Trust from time to time to qualify as a real estate investment trust under the Code and Maryland law.

      Termination of the Company

      The Company's Declaration of Trust permits the termination of the Company and the discontinuation of the operations of the Company by the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of beneficial interest.

      Advance Notice of Trustee Nominations and New Business

      The Bylaws of the Company provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board and the proposal of business to be considered by shareholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board or (iii) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders, and nominations of persons for election to the Board may be made only on terms similar to those for annual meetings.

      Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Declaration of Trust and Bylaws

      The business combination provisions and the control share acquisition provisions of the MGCL, the provisions of the Declaration of Trust on classification of the Board and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise be in their best interest.


                     FEDERAL INCOME TAX CONSIDERATIONS

      The following is a description of the material Federal income tax consequences to the Company and its shareholders of the treatment of the Company as a REIT. The discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion give a detailed description of any state, local or foreign tax considerations. The discussion does not discuss all aspects of Federal income tax law that may be relevant to a prospective shareholder in light of his particular circumstances or to certain types of shareholders (including insurance companies, financial institutions or broker-dealers, tax-exempt organizations, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws.

      THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, AND EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

      Based on certain representations of the Company with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to the Company, beginning with the Company's taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT, and the Company's actual and proposed method of operations as described in this Prospectus and as represented by management has enabled it and will continue to enable it to satisfy the requirements for qualification as a REIT.

      This opinion is conditioned on certain representations made by the Company as to certain factual matters relating to the Company's organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof.

The Company's qualification and taxation as a REIT will depend upon the Company's ability to meet on a continuing basis, through actual operating results, asset composition, dividend levels and diversity of share ownership, the various qualification tests imposed under the Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that the Company will satisfy those tests on a continuing basis.

      If certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as the Company, that invest primarily in real estate and that otherwise would be treated for Federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders and can claim a deduction for the distributions it pays to its shareholders. This treatment substantially eliminates the "double taxation" (i.e., at both the corporate and shareholder levels) that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT.

      If the Company fails to qualify as a REIT in any year, however, it will be subject to Federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

      The Company has elected REIT status effective for the taxable year ended December 31, 1994, and the Board of the Company believes that the Company has operated and expects that the Company will continue to operate in a manner that will permit the Company to elect REIT status in each taxable year thereafter. There can be no assurance, however, that this belief or expectation will be fulfilled, since qualification as a REIT depends upon the Company continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part upon the Company's operating results.

TAXATION OF THE COMPANY

      GENERAL. In any year in which the Company qualifies as a REIT it will not, in general, be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. The Company may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. Under recently enacted legislation, to the extent that the Company elects to retain and pay income tax on its net long-term capital gain, shareholders are required to include their proportionate share of the Company's undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on such gain by the Company.

      Notwithstanding its qualification as a REIT, the Company may also be subject to taxation in certain other circumstances. If the Company should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which the Company fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. The Company will also be subject to a tax of 100% on net income from any "prohibited transaction" as described below, and if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that the Company elects to retain and pay income tax on its long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. The Company may also be subject to the corporate alternative minimum tax, as well as tax in certain situations not presently contemplated. Each of the Management Company, Amrescon and AIA will be taxed on its income at regular corporate rates. The Company will use the calendar year both for Federal income tax purposes and for financial reporting purposes.

      In order to qualify as a REIT, the Company must meet, among others, the following requirements:

      SHARE OWNERSHIP TESTS. The Company's shares of beneficial interest must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly, and by applying certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. However, for purposes of this test, any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust.

      In order to attempt to ensure compliance with the foregoing share ownership tests, the Company has placed certain restrictions on the ownership and transfer of its shares of beneficial interest to prevent additional concentration of share ownership. Moreover, to evidence compliance with these requirements, under Treasury regulations the Company must maintain records which disclose the actual ownership of its outstanding shares of beneficial interest. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its shares of beneficial interest disclosing the actual owners of such shares of beneficial interest (as prescribed by Treasury regulations). If the Company complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares of stock were held, actually or constructively, by five or fewer individuals, then the Company will be treated as meeting such requirement. A list of those persons failing or refusing to comply with such demand must be maintained as a part of the Company's records. A shareholder failing or refusing to comply with the Company's written demand must submit with his tax return a similar statement disclosing the actual ownership of Company shares of beneficial interest and certain other information. In addition, the Company's Declaration of Trust provides restrictions regarding the ownership and transfer of its shares of beneficial interest that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Capital Shares-Description of Common Shares-Restrictions on Transfer."

      ASSET TESTS. At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets (with "assets" being determined in accordance with generally accepted accounting principles). First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed
(i) in the case of securities of any one non-government issuer, 5% of the value of the Company's total assets or (ii) 10% of the outstanding voting securities of any one such issuer (the "10% Voting Stock Test"). See "- Recent Proposed Tax Legislation." When the Company invests in a partnership (such as the Operating Partnership), it will be deemed to own a proportionate share of the partnership's assets. See "-Tax Aspects of the Company's Investments in Partnerships-General." Accordingly, the Company's investment in the Communities and the Co-Investment Communities through its interest in the Operating Partnership is intended to constitute an investment in qualified assets for purposes of the 75% asset test.

      The Operating Partnership owns 100% of the non-voting preferred stock of each of the Management Company, Amrescon and AIA and 5% of the voting common stock of each of the Management Company, Amrescon and AIA. See "The Company." By virtue of its partnership interest in the Operating Partnership, the Company is deemed to own its pro rata share of the assets of the Operating Partnership, including the securities of the Management Company, Amrescon and AIA, as described above. Because the Operating Partnership owns only 5% of the voting securities of each of the Management Company, Amrescon and AIA and the preferred stock's approval right in the case of each of the Management Company, Amrescon and AIA is limited to certain fundamental corporate actions that could adversely affect the preferred stock as a class, the 10% limitation on holdings of voting securities of any one issuer should not be exceeded.

      Based upon its analysis of the total estimated value of the Management Company stock, Amrescon stock and AIA stock and the subordinated notes of the Management Company and AIA (each, a "Subordinated Note"), respectively, owned by the Operating Partnership relative to the estimated value of the total assets owned by the Operating Partnership and the other assets of the Company, the Company believes that the Company's pro rata share of the non-voting preferred stock, voting common stock and Subordinated Note of the Management Company owned by the Operating Partnership does not exceed, on the date of this Prospectus, 5% of the value of the Company's total assets, that the Company's pro rata share of the non-voting preferred stock and voting common stock of Amrescon owned by the Operating Partnership does not exceed, on the date of this Prospectus, 5% of the value of the Company's total assets, and that the Company's pro rata share of the non-voting preferred stock, voting common stock and Subordinated Note of AIA owned by the Operating Partnership does not exceed, on the date of this Prospectus, 5% of the value of the Company's total assets. As to the securities of any Service Company, this 5% limitation must be satisfied not only as of the date that the Company (directly or through the Operating Partnership) acquired securities of the Management Company, Amrescon or AIA, but also at the end of any quarter in which the Company increases its interest in the Management Company, Amrescon or AIA or so acquires other property. In this respect, if the holder of a right to exchange Units for Common Shares exercises such rights, the Company will thereby increase its proportionate (indirect) ownership interest in the Management Company, Amrescon and AIA, thus requiring the Company to meet the 5% test in any quarter in which such conversion option is exercised. Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's overall interest in the Management Company, Amrescon or AIA.

      GROSS INCOME TESTS. There are currently two separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "-Tax Aspects of the Company's Investments in Partnerships-General" below. The two tests are as follows:

      THE 75% TEST. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below);
(ii) interest on obligations secured by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and (viii) certain qualified temporary investment income attributable to the investment of new capital received by the Company in exchange for its shares during the one-year period following the receipt of such capital.

      Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property for purposes of the 75% and 95% gross income tests, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience." For taxable years beginning after August 5, 1997, a REIT is permitted to render a DE MINIMIS amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the Company during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the Company directly or indirectly from the property. The amount received for any service (or management operation) for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service (or providing the management or operation).

      The Management Company (which does not satisfy the independent contractor standard) provides management and leasing services to each of the Communities and each of the Co-Investment Communities and may provide certain services on any newly acquired properties of the Operating Partnership. The Company believes for purposes of the 75% and 95% gross income tests, that the services provided by the Management Company on the Operating Partnership's properties and any other services and amenities provided by the Operating Partnership or its agents with respect to such properties are and will continue to be of the type usually or customarily rendered in connection with the rental of space for occupancy only. The Company intends to monitor the services and amenities provided by the Management Company as management agent as well as by others, if any, on the properties of the Operating Partnership. The Company intends that services that cannot be provided directly by the Operating Partnership, the Management Company or other agents will be performed by independent contractors.

      THE 95% TEST. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test.

      For purposes of determining whether the Company complies with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property); however, it does not include a sale of property if such property is held by the Company for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto) are satisfied. See "-Taxation of the Company-General" and "-Tax Aspects of the Company's Investments in Partnerships-Sale of the Communities and Co-Investment Communities."

      The Company believes that, for purposes of both the 75% and the 95% gross income tests, its investment in the Communities and the Co-Investment Communities through the Operating Partnership will in major part give rise to qualifying income in the form of rents, and that gains on sales of the Communities and the Co-Investment Communities, or of the Company's interest in the Operating Partnership, generally will also constitute qualifying income.

      The Management Company receives and anticipates continuing to receive fee income in consideration of the performance of property management and other services with respect to properties not owned by the Company or the Operating Partnership, Amrescon receives and anticipates continuing to receive fee income in consideration of the performance of general contracting and construction management services, and AIA receives and anticipates continuing to receive fee income for providing investment advisory services; however, substantially all income derived by the Company from the Management Company, Amrescon and AIA will be in the form of dividends on the preferred stock and common stock of each of the Service Companies owned by the Operating Partnership and interest on the Subordinated Notes. Such dividends and interest income will satisfy the 95%, but not the 75%, gross income test (as discussed above). In addition, the Company's share of any income realized on interest rate swap or cap agreements, including income received at the time of entering into such agreements, will generally satisfy the 95%, but not the 75%, gross income test. The Company intends to closely monitor its non-qualifying income and anticipates that non-qualifying income on its other investments and activities, including such dividend income, interest income and interest rate swap or cap income (if any), will not result in the Company failing either the 75% or 95% gross income test.

      Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code.

These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect;
(ii) the Company reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and
(iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, the Company will nonetheless be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% gross income test, multiplied by a fraction intended to reflect the Company's profitability.

      ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to
(A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, a REIT is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if the Company made this designation, the shareholders of the Company would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by the Company and the Company would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of the Company would be deemed to have paid such shareholder's share of the tax paid by the Company on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in the Company stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by the Company.

      The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Amended and Restated Partnership Agreement of the Operating Partnership, as amended (the "Partnership Agreement"), authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand; due to the Operating Partnership's inability to control cash distributions with respect to any properties as to which it does not have decision making control; or for other reasons. To avoid a problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

      If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the Internal Revenue Service, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

      FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

      GENERAL. The Company holds a partnership interest in the Operating Partnership. See "The Company." In general, a partnership is a "pass-through" entity which is not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include its proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in the computation of its REIT taxable income. See "-Taxation of the Company-General" and "-Gross Income Tests."

      Accordingly, any resultant increase in the Company's REIT taxable income from its interest in the Operating Partnership (whether or not a corresponding cash distribution is also received from the Operating Partnership) will increase its distribution requirements (see "-Taxation of the Company-Annual Distribution Requirements"), but will not be subject to Federal income tax in the hands of the Company provided that an amount equal to such income is distributed by the Company to its shareholders. Moreover, for purposes of the REIT asset tests (see "-Taxation of the Company-Asset Tests"), the Company will include its proportionate share of assets held by the Operating Partnership.

      ENTITY CLASSIFICATION. The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation for Federal income tax purposes). If the Operating Partnership were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which would preclude the Company from satisfying the REIT asset tests and the REIT gross income tests (see "- Taxation of the Company-Asset Tests" and "-Gross Income Tests"), which in turn would prevent the Company from qualifying as a REIT. (See "-Taxation of the Company-Failure to Qualify" above, for a discussion of the effect of the Company's failure to meet such tests.)

      TAX ALLOCATIONS WITH RESPECT TO THE COMMUNITIES.  Pursuant to
Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as certain of the Communities), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. The formation of the Operating Partnership included contributions of appreciated property (including certain Communities or interests therein). Consequently, the Partnership Agreement requires certain allocations to be made in a manner consistent with Section 704(c) of the Code.

      In general, certain contributors of certain of the Communities or interests therein will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership on the contributed assets (including certain of the Communities). This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale or a deemed sale, and accordingly variations from normal Section 704(c) principles may arise, which could result in the allocation of additional taxable income to the Company in excess of corresponding cash proceeds in certain circumstances.

      Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the method under current law. The Operating Partnership and the Company will use the remedial method for making allocations under Section 704(c) with respect to the existing Communities.

      With respect to any property purchased by the Operating Partnership subsequent to the admission of the Company to the Operating Partnership, in general, such property will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

      SALE OF THE COMMUNITIES AND CO-INVESTMENT COMMUNITIES. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-Taxation of the Company-General" and "-Gross Income Tests-The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Communities and Co-Investment Communities for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the Communities, Co-Investment Communities and other multifamily residential properties, and to make such occasional sales of the Communities, Co-Investment Communities and other properties acquired subsequent to the date hereof as are consistent with the Company's investment objectives. Based upon the Company's investment objectives, the Company believes that overall the Communities and Co-Investment Communities should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF SHAREHOLDERS

      TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions (and for tax years beginning after August 5, 1997, undistributed amounts) that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares of beneficial interest of the Company. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares of beneficial interest by the amount of such excess distribution (but not below zero), with distributions in excess of the shareholder's tax basis being taxed as capital gains (if the shares of beneficial interest are held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to Company shareholders.

      The Company is permitted under the Code to retain and pay income tax on its net capital gain for any taxable year. Under the Taxpayer Relief Act of 1997 (the "1997 Act"), however, if the Company so elects, a shareholder must include in income such shareholder's proportionate share of the Company's undistributed capital gain for the taxable year, and will be deemed to have paid such shareholder's proportionate share of the income tax paid by the Company with respect to such undistributed capital gain. Such tax would be credited against the shareholder's tax liability and subject to normal refund procedures. In addition, each shareholder's basis in such shareholder's Common Shares would be increased by the amount of undistributed capital gain (less the tax paid by the Company) included in the shareholder's income.

      The Internal Revenue Service Restructuring and Reform Act of 1998 (the "1998 Act"), which was recently passed by Congress and signed into law by the President, alters the holding period with respect to taxation of capital gain income for individuals (and for certain trusts and estates). Pursuant to the 1997 Act, gain from the sale or exchange of certain investments held for more than 18 months was taxed at a maximum capital gain rate of 20%. Gain from the sale or exchange of those investments held for 18 months or less, but for more than one year, was taxed at a maximum capital gain rate of 28%. The 1997 Act also provided for a maximum rate of 25% for "unrecaptured section 1250 gain" recognized on the sale or exchange of certain real estate assets. Pursuant to the 1998 Act, property held for more than one year (rather than 18 months) will be eligible for the 20% and 25% capital gains rates discussed above. The 1998 Act applies to amounts taken into account on or after January 1, 1998.

      On November 10, 1997, the Internal Revenue Service issued Notice 97-64, which provides generally that the Company may classify portions of its designated capital gain dividends and deemed distributions of retained capital gains as (i) a 20% rate gain distribution (which would be taxed as capital gain in the 20% group), (ii) an unrecaptured Section 1250 gain distribution (which would be taxed as capital gain in the 25% group) or
(iii) a 28% rate gain distribution (which would be taxed as capital gain in the 28% group). If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate capital gain distribution. Notice 97-64 provides that the Company must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the Company were an individual whose ordinary income was subject to a marginal tax rate of at least 28%. Notice 97-64 has not yet been modified to incorporate the changes made to the holding periods under the 1998 Act.

      Shareholders of the Company should consult their tax advisor with regard to (i) the application of the changes made by the 1997 Act and the 1998 Act with respect to taxation of capital gains and capital gain dividends and (ii) state, local and foreign taxes on capital gains.

      TAX CONSEQUENCES UPON CONVERSION OF SERIES B PREFERRED SHARES INTO COMMON SHARES. Generally, except with respect to cash received in lieu of fractional shares, no gain or loss will be recognized upon the conversion of Series B Preferred Shares into Common Shares. The tax basis of a holder of Series B Preferred Shares (a "Preferred Holder") in the Common Shares received will equal that holder's tax basis in the Series B Preferred Shares surrendered in the conversion reduced by any basis attributable to fractional shares deemed received and the holding period for the Common Shares will include the Preferred Holder's holding period for the Series B Preferred Shares. Based on the Internal Revenue Service's present advance ruling policy, cash received in lieu of a fractional Common Share upon conversion of Series B Preferred Shares should be treated as a payment in redemption of the fractional share interest in those Common Shares. See "- Redemption of Series B Preferred Shares" below.

      DEEMED DIVIDENDS ON SERIES B PREFERRED SHARES. The conversion price of the Series B Preferred Shares may be adjusted if the Company makes certain distributions of stock, cash, or other property to its shareholders. While the Company does not presently contemplate making such a distribution, if the Company makes a distribution of cash or property resulting in an adjustment to the conversion price, a Preferred Holder may be viewed as receiving a "deemed distribution" which is taxable as a dividend under Sections 301 and 305 of the Code.

      REDEMPTION OF SERIES B PREFERRED SHARES. The treatment to be accorded to any redemption by the Company of Series B Preferred Shares can only be determined on the basis of particular facts as to each Preferred Holder at the time of redemption. In general, a Preferred Holder will recognize capital gain or loss measured by the difference between the amount realized by the Preferred Holder upon the redemption and that holder's adjusted tax basis in the Series B Preferred Shares redeemed (provided the Series B Preferred Shares are held as a capital asset) if that redemption (i) results in a "complete termination" of the Preferred Holder's share interest in all classes of shares of the Company under
Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the holder's interest in the Company under Section 302(b)(2) of the Code (which generally will not be the case if only Series B Preferred Shares are redeemed, since they generally do not have voting rights) or (iii) is "not essentially equivalent to a dividend" with respect to the Preferred Holder under Section 302(b)(1) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the Preferred Holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular Preferred Holder depends upon the facts and circumstances at the time when the determination must be made, prospective investors are advised to consult their own tax advisors to determine their tax treatment.

      If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the Series B Preferred Shares will be treated as a distribution on the Series B Preferred Shares as described under "-Taxation of Taxable Domestic Shareholders." If the redemption is taxed as a dividend, the Preferred Holder's adjusted tax basis in the Series B Preferred Shares will be transferred to any other share holdings of that holder in the Company. If, however, the Preferred Holder has no remaining share holdings in the Company, that basis could be transferred to a related person or it may be lost.

      BACKUP WITHHOLDING. The Company will report to its domestic shareholders and to the Internal Revenue Service the amount of dividends paid for each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding is available as a credit against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "Certain United States Tax Considerations for Non-U.S. Shareholders-Distributions from the Company-Capital Gain Dividends" below.

      TAXATION OF TAX-EXEMPT SHAREHOLDERS. The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT," based upon such ruling and the statutory framework of the Code, distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that the Company, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit that is an entity or arrangement that satisfies the standards set forth in
Section 860D of the Code.

      However, if any pension or other retirement trust that qualifies under Section 401(a) of the Code ("qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of shares of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT. The Company believes that it is not currently a "pension-held REIT." However, no assurance can be given that the Company will not become a "pension-held REIT" in the future.

OTHER TAX CONSIDERATIONS

      THE MANAGEMENT COMPANY, AMRESCON AND AIA; OTHER CONSIDERATIONS. A portion of the cash to be used by the Operating Partnership to fund distributions to partners, including the Company, is expected to come from the Management Company, Amrescon and AIA through dividends on the common and preferred stock of the Management Company, Amrescon and AIA held by the Operating Partnership and from interest on the Subordinated Notes. In addition, the Management Company, Amrescon and AIA will each receive income from the Company, the Operating Partnership and unrelated third parties. Because the Company, the Operating Partnership, the Management Company, Amrescon and AIA are related through stock or partnership ownership, income of the Management Company, Amrescon or AIA from services performed for the Company and the Operating Partnership may be subject to certain rules under which additional income may be allocated to the Management Company, Amrescon or AIA. On account of such ownership relationships, the allocation of certain expenses and reimbursements thereof among the Company, the Management Company, the Operating Partnership, Amrescon and AIA could be subject to additional scrutiny by the Internal Revenue Service.

      Each of the Management Company, Amrescon and AIA will pay Federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. Each of the Management Company, Amrescon and AIA will attempt to minimize the amount of such taxes, but there can be no assurance whether or to the extent to which measures taken to minimize taxes will be successful. To the extent that the Management Company, Amrescon and AIA are required to pay Federal, state, or local taxes, the cash available for distribution by the Company to shareholders will be reduced accordingly.

      In addition, to the extent that tax exempt entities and foreign persons hold shares of beneficial interest of the Company, the interest expense deductions of the Management Company and AIA on the Subordinated Notes could be reduced.

RECENT PROPOSED TAX LEGISLATION

      On February 2, 1998, the Clinton administration released its budget proposal for fiscal year 1999. The proposal includes a number of provisions affecting REITs. One proposed provision would amend the 10% Voting Stock Test described above. Pursuant to the Clinton administration proposal, a REIT would remain subject to the current restriction and would also be precluded from owning more than 10% of the value of all classes of stock of any one issuer. If the proposal were enacted as currently drafted, it would be effective with respect to stock acquired on or after the date of the first committee action. To the extent that the Company's current stock ownership in a subsidiary is grandfathered by virtue of this effective date, the grandfathered status would terminate with respect to the subsidiary if the subsidiary engaged in a new trade or business or acquired substantial new assets.

      Because the Company owns more than 10% of the value of the securities of each of the Management Company, Amrescon and AIA, it could not presently satisfy the new 10% value limitation with respect to such corporations. Accordingly, if the proposal were enacted as currently drafted and the Management Company, Amrescon or AIA were to engage in a new trade or business or acquire substantial new assets, the grandfathered status of the Company's ownership of stock in these entities would terminate and the Company would fail to qualify as a REIT. Moreover, the Company would not be able to own more than 10% of the vote or value of any subsidiary formed after the effective date of the proposal. Thus, the proposal, if enacted as currently drafted, may materially impede the ability of the Company to engage in new third-party management or similar activities.

      POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES. Prospective shareholders should recognize that the present Federal income tax treatment of investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. No assurance can be given as to the form or content (including with respect to effective dates) of any tax legislation which may be enacted. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in the Company.

      STATE AND LOCAL TAXES. The Company and its shareholders may be subject to state or local taxation, and the Company and the Operating Partnership may be subject to state or local tax withholding requirements, in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of beneficial interest of the Company.


                 CERTAIN UNITED STATES TAX CONSIDERATIONS
                         FOR NON-U.S. SHAREHOLDERS

      The following is a discussion of certain anticipated U.S. Federal income and U.S. Federal estate tax consequences of the ownership and disposition of shares of beneficial interest applicable to Non-U.S. Shareholders of such shares. A "Non-U.S. Shareholder" is (i) any individual who is neither a citizen nor resident of the United States, (ii) any corporation or partnership other than a corporation or partnership created or organized in the United States or under the laws of the United States or any state thereof or under the laws of the District of Columbia or (iii) any estate or trust that is not "resident" in the United States. The discussion is based on current law and is for general information only.

The discussion does not address other aspects of U.S. Federal taxation other than income and estate taxation or all aspects of U.S. Federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Shareholder.

      PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF HOLDING AND DISPOSING OF SHARES OF BENEFICIAL INTEREST.

DISTRIBUTIONS FROM THE COMPANY

      ORDINARY DIVIDENDS. The portion of dividends received by Non-U.S. Shareholders payable out of the Company's earnings and profits that are not attributable to capital gains of the Company and that are not effectively connected with a U.S. trade or business of the Non-U.S. Shareholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty or the Non-U.S. Shareholder files an Internal Revenue Service Form 4224 with the Company certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Non-U.S. Shareholder). Under certain limited circumstances, the amount of tax withheld may be refundable, in whole or in part, because of the tax status of certain partners or beneficiaries of Non-U.S. Shareholders that are either foreign partnerships or foreign estates or trusts. In general, Non-U.S. Shareholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of shares of beneficial interest. In cases where the dividend income from a Non-U.S. Shareholder's investment in shares of beneficial interest is (or is treated as) effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation).

      Under current Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding rules discussed above and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. However, under recently finalized Treasury Regulations effective for dividends paid after December 31, 1999 (the "New Regulations"), a Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate will be required to satisfy applicable certification requirements on Internal Revenue Service Form W-8. The New Regulations will also permit a reduced rate of withholding on payments of dividends to foreign partnerships whose partners are entitled to a reduced rate of withholding if the partners and the foreign partnership supply the appropriate Internal Revenue Service certifications or if the foreign partnership elects to be treated as a "qualified intermediary" for withholding tax purposes. Under the New Regulations, Non-U.S. Shareholders who claim that the dividends are effectively connected with the conduct of a U.S. trade or business will have to supply Form W-8A in lieu of Form 4224 (Form W-8A to date has only been issued in proposed form and is subject to change).

      CAPITAL GAIN DIVIDENDS. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), any distribution made by the Company to a Non-U.S. Shareholder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") by the Company ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Shareholder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of such distribution to the extent it constitutes USRPI Capital Gains. Such distribution may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation.

      NON-DIVIDEND DISTRIBUTIONS. Any distributions by the Company that exceed both current and accumulated earnings and profits of the Company will not be taxed as either ordinary dividends or capital gain dividends. See "Federal Income Tax Considerations-Taxation of Shareholders-Taxation of Taxable Domestic Shareholders." However, if it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding. Should this occur, the Non-U.S. Shareholder may seek a refund of the amount over withheld from the Internal Revenue Service once it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

      Under the New Regulations, the Company will be entitled to make a reasonable estimate of the portion of the distribution which is not a dividend.

DISPOSITIONS OF SHARES OF BENEFICIAL INTEREST

      Unless the shares of beneficial interest constitute USRPIs, a sale or exchange of shares of beneficial interest by a Non-U.S. Shareholder generally will not be subject to U.S. taxation under FIRPTA. The shares of beneficial interest will not constitute USRPIs if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Shareholders. It is currently anticipated that the Company will be a domestically controlled REIT and, therefore, that the sale of shares of beneficial interest will not be subject to taxation under FIRPTA. No assurance can be given that the Company will continue to be a domestically controlled REIT.

      If the Company does not constitute a domestically controlled REIT, a Non-U.S. Shareholder's sale or exchange of shares of beneficial interest generally will still not be subject to tax under FIRPTA as a sale of USRPIs provided that (i) the Company's shares of beneficial interest are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Common Shares are listed) and (ii) the selling Non-U.S. Shareholder held 5% or less of the Company's outstanding shares of beneficial interest at all times during a specified testing period.

      If gain on the sale or exchange of shares of beneficial interest were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, and the purchaser of shares of beneficial interest could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service. The branch profits tax would not apply to such sales or exchanges.

      Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Shareholder in two cases: (i) if the Non-U.S. Shareholder's investment in shares of beneficial interest is effectively connected with a U.S. trade or business conducted by such Non-U.S. Shareholder, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, (ii) if the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to 30% tax on the individual's capital gain (unless reduced or eliminated by treaty) or (iii) if the Non-U.S. Shareholder is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates.

FEDERAL ESTATE TAX

       Shares of beneficial interest owned or treated as owned by an individual who is not a citizen or "resident" (as specifically defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

      The Company must report annually to the Internal Revenue Service and to each Non-U.S. Shareholder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Shareholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Shareholder resides.

      U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on shares of beneficial interest to a Non-U.S. Shareholder at an address outside the United States. However, under the New Regulations, a Non-U.S. Shareholder may be required to provide certification on Form W-8 to be exempt from backup withholding.

      The payment of the proceeds from the disposition of shares of beneficial interest to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Shareholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of shares of beneficial interest to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of a payment of proceeds from the disposition of shares of beneficial interest to or through a non-U.S. office of a broker which is
(i) a U.S. person, (ii) a "controlled foreign corporation" for U.S. Federal income tax purposes or (iii) a foreign person 50% or more of whose gross income for certain periods is derived from a U.S. trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the holder is a Non-U.S. Shareholder (and the broker has no actual knowledge to the contrary) and certain other conditions are met, or the holder otherwise establishes an exemption. A payment of the proceeds from the disposition of shares of beneficial interest to or through such broker will be subject to backup withholding if such broker has actual knowledge that the holder is a U.S. person.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Shareholder's U.S. Federal income tax liability, provided that required information is furnished to the Internal Revenue Service.

      These backup withholding and information reporting rules are currently under review by the Treasury Department, and their application to shares of beneficial interest is subject to change.

                           SELLING SHAREHOLDERS

      On the date of this Prospectus, SCPGI owns all of the Series B Preferred Shares. The 3,125,000 Series B Preferred Shares owned by SCPGI were purchased from the Company in a private transaction and are convertible into 3,125,000 Shares on the date of this Prospectus. The Selling Shareholders may offer any and all of the Series B Preferred Shares and the Shares pursuant to this Prospectus. If the Selling Shareholders sell all of the Series B Preferred Shares and the Shares, SCPGI will not own any Series B Preferred Shares or Common Shares after the completion of this offering.

      Under the terms of the Registration Rights Agreement, dated March 9, 1998, between SCPGI and the Company (the "Registration Rights Agreement"), the Selling Shareholders may also include persons holding Shares as a result of a transfer or assignment to that person of Shares from SCPGI other than pursuant to an effective registration or Rule 144 under the Securities Act ("Rule 144"). Information regarding the identity and share ownership of any Selling Shareholder other than SCPGI will be described in a supplement to this Prospectus.


                           PLAN OF DISTRIBUTION

      The Selling Shareholders may from time to time offer and sell the Shares on the NYSE or otherwise and they may sell the Series B Preferred Shares or the Shares at market prices or at negotiated prices. They may sell the Series B Preferred Shares or the Shares in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, through put or call transactions relating to the Series B Preferred Shares or the Shares, through short sales of the Series B Preferred Shares or the Shares, pursuant to Rule 144 or otherwise. Those transactions may or may not involve brokers or dealers. The Selling Shareholders may include Merrill Lynch International Private Finance Limited, a Delaware corporation and pledgee of SCPGI, or any donees or other pledgees of the Selling Shareholders after the date of this Prospectus. If the Selling Shareholders sell the Series B Preferred Shares or the Shares through brokers, they expect to pay customary brokerage commissions and charges. The Company is registering the Series B Preferred Shares and the Shares to permit the Selling Shareholders to resell the Series B Preferred Shares and the Shares and to permit public secondary trading of the Shares from time to time. The Company is required to register the Shares under the terms of the Registration Rights Agreement.

      The Company has agreed to pay all expenses (other than selling commissions, underwriting discounts and share transfer taxes applicable to any sale of Shares) of the Selling Shareholders in connection with the registration and sale of the Series B Preferred Shares and the Shares. The following table lists the estimated expenses in connection with the registration and sale of the Series B Preferred Shares and the Shares, all of which will be paid by the Company:

      Registration fee . . . . . . . . . . . . . . .    $22,125
      Transfer agent fees  . . . . . . . . . . . . .      2,500
      Printing and duplicating expenses. . . . . . .      3,000
      Legal fees and expenses. . . . . . . . . . . .     20,000
      Accounting fees and expenses . . . . . . . . .      5,000
      Miscellaneous expenses . . . . . . . . . . . .      3,000
                                                        -------
              Total. . . . . . . . . . . . . . . . .    $55,625
                                                        =======

      The Selling Shareholders and any dealer, broker or other agent selling the Series B Preferred Shares or the Shares for a Selling Shareholder or purchasing the Series B Preferred Shares or the Shares from a Selling Shareholder for purposes of resale may be deemed to be an underwriter under the Securities Act and any compensation received by the Selling Shareholder, dealer, broker or other agent may be deemed to be underwriting compensation. The amount of such compensation cannot currently be estimated. The Company knows of no existing arrangements between any Selling Shareholder and any dealer, broker or other agent.

      To comply with certain states' securities laws, if applicable, the Series B Preferred Shares and the Shares may be sold in those states only through brokers or dealers. In addition, the Series B Preferred Shares and the Shares may not be sold in certain states unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      The Company has agreed to indemnify the Selling Shareholders and their respective directors, officers and controlling persons against certain liabilities relating to the Registration Statement (as defined below), including certain liabilities under the Securities Act. Each Selling Shareholder has agreed to indemnify the Company and its directors, officers and controlling persons against certain liabilities relating to information furnished by that Selling Shareholder to the Company in writing for inclusion in the Registration Statement, including certain liabilities under the Securities Act.


                                  EXPERTS

      The consolidated financial statements and schedule of AMLI Residential Properties Trust as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated by reference herein, and on the authority of that firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of AMLI Residential Properties Trust issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance on their report and that authority.


                               LEGAL MATTERS

      Mayer, Brown & Platt will pass on certain legal matters relating to the validity of the Series B Preferred Shares and the Shares for the Company. Mayer, Brown & Platt has in the past represented and is currently representing the Company and certain of its affiliates.

                           AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files reports, proxy and information statements and other information with the Commission. The public may read and copy any materials the Company files with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at http://www.sec.gov which contains any materials the Company files with the Commission. The Company's outstanding Common Shares are listed on the NYSE under the symbol "AML," and the public may read any materials filed by the Company at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") to register the Series B Preferred Shares and the Shares under the Securities Act. This Prospectus, which is a part of the Registration Statement, does not contain all the information included in the Registration Statement, because certain information has been omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document which is filed or incorporated by reference as an exhibit to the Registration Statement or to a document incorporated by reference in the Prospectus, you should refer to the exhibit for a more complete description.

                        INCORPORATION BY REFERENCE

      The Company has filed the following documents with the Commission (File No. 1-12784) pursuant to the Exchange Act and it is incorporating those documents by reference in this Prospectus:

      (i) The Company's Annual Report on Form 10-K, for the year ended December 31, 1997;

      (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

      (iii) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

      (iv) The Company's Current Report on Form 8-K dated June 11, 1997 (filed February 25, 1998);

      (v) Description of the Common Shares included in the Company's Registration Statement on Form 8-A (filed February 1, 1994); and

      (vi) Description of the Series A Preferred Shares contained under the caption "Description of Series A Preferred Shares" in the Prospectus Supplement dated January 18, 1996 to the Prospectus dated July 20, 1995 forming a part of the Company's Registration Statement on Form S-3 (File No. 33-93120), filed with the Commission pursuant to Rule 424(b) under the Securities Act, and the related material contained under the caption "Description of Preferred Shares" in the Prospectus dated July 20, 1995.

      All documents which the Company files with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Series B Preferred Shares and the Shares will be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents.
Any statement which is contained in a document which is incorporated or deemed to be incorporated by reference in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in another document which is filed after the first document and which is incorporated or deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement which is so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Prospectus.

      The Company will provide at no cost to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information which has been incorporated by reference in this Prospectus but not delivered with this Prospectus (not including exhibits to such information unless those exhibits are specifically incorporated by reference in such information). You should direct your requests to AMLI Residential Properties Trust, 125 South Wacker Drive, Suite 3100, Chicago, Illinois 60606, Attention: Secretary. Telephone (312) 443-1477.

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, all of which will be paid by the Registrant:

      Registration fee . . . . . . . . . . . . . . .    $22,125
      Transfer agent fees. . . . . . . . . . . . . .      2,500
      Printing and duplicating expenses. . . . . . .      3,000
      Legal fees and expenses. . . . . . . . . . . .     20,000
      Accounting fees and expenses . . . . . . . . .      5,000
      Miscellaneous expenses . . . . . . . . . . . .      3,000
                                                        -------
              Total. . . . . . . . . . . . . . . . .    $55,625
                                                        =======


ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

      As permitted by Maryland law, the Declaration of Trust provides that a Trustee or officer of the Registrant shall not be liable for money damages to the Registrant or its shareholders for any act or omission in the performance of his duties, except to the extent that (i) the person actually received an improper benefit or (ii) the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

      The Registrant's officers and Trustees are and will be indemnified under the Declaration of Trust and Bylaws of the Registrant and the Partnership Agreement of the Operating Partnership against certain liabilities. The Declaration of Trust requires the Registrant to indemnify its Trustees and officers, among others, against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability by reason of their services in those or other capacities unless it is established that (i) the act or omission of the Trustee or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the Trustee or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, the Registrant may not indemnify for an adverse judgment in a suit by or in the right of the Registrant. Maryland law permits the Registrant to advance reasonable expenses to a director or officer upon the Registrant's receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Registrant as authorized by the Registrant's Declaration of Trust and (ii) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Registrant if it is ultimately determined that the Trustee or officer did not meet the standard of conduct. Additionally, the Registrant has entered into indemnification agreements with the Registrant's officers and Trustees providing substantially the same scope of coverage afforded by provisions in the Declaration of Trust.

      The Partnership Agreement of the Operating Partnership also provides for indemnification of the Registrant and its officers and Trustees to the same extent indemnification is provided to officers and Trustees of the Registrant in its Declaration of Trust, and limits the liability of the Registrant to the Operating Partnership and its partners to the same extent the liability of the officers and Trustees of the Registrant to the Registrant and its shareholders is limited under the Registrant's Declaration of Trust.

      The Registrant has agreed to indemnify the shareholders selling securities pursuant to this Registration Statement and their respective directors, officers and controlling persons against certain liabilities relating to this Registration Statement, including certain liabilities under the Securities Act. Each shareholder selling securities pursuant to this Registration Statement has agreed to indemnify the Registrant and its directors, officers and controlling persons against certain liabilities relating to information furnished by that shareholder to the Registrant in writing for inclusion in this Registration Statement, including certain liabilities under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      See the Exhibit Index included herewith which is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on


October 23, 1998    .


                        AMLI RESIDENTIAL PROPERTIES TRUST

                        By:   /s/ John E. Allen
                              ----------------------------------------
                              John E. Allen
                              Vice-Chairman of the Board of Trustees


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the
capacities indicated on     October 23, 1998     .


            NAME                                TITLE
            ----                                -----

/s/   Gregory T. Mutz    *          Chairman of the Board of Trustees
      Gregory T. Mutz               (Principal Executive Officer)

/s/   Robert J. Chapman    *        Executive Vice President
      Robert J. Chapman             (Principal Financial Officer)

/s/   Charles C. Kraft     *        Treasurer
      Charles C. Kraft              (Principal Accounting Officer)

/s/   John E. Allen                 Vice-Chairman
      John E. Allen                 of the Board of Trustees

/s/   Allan J. Sweet    *           Trustee and President
      Allan J. Sweet

/s/   Laura D. Gates    *           Trustee
      Laura D. Gates

/s/   Marc S. Heilweil    *         Trustee
      Marc S. Heilweil

/s/   Stephen G. McConahey    *     Trustee
      Stephen G. McConahey

/s/   Quintin E. Primo III    *     Trustee
      Quintin E. Primo III

/s/   John G. Schreiber    *        Trustee
      John G. Schreiber

/s/   Philip N. Tague    *          Trustee
      Philip N. Tague



*By:  /s/ John E. Allen
      John E. Allen
      Attorney-in-fact

                             INDEX TO EXHIBITS



EXHIBIT           DOCUMENT DESCRIPTION
-------           --------------------

4.1 Amended and Restated Agreement of Limited Partnership of AMLI Residential Properties, L.P. (Incorporated by reference to Exhibit
10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994).

4.1(a)            First Amendment to the Amended and Restated Agreement of
Limited Partnership of AMLI Residential Properties, L.P. (Incorporated by reference to Exhibit 10.1(a) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

4.1(b)            Second Amendment to the Amended and Restated Agreement of
Limited Partnership of AMLI Residential Properties, L.P. (Incorporated by reference to Exhibit 10.1(b) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

4.1(c)            Third Amendment to the Amended and Restated Agreement of
Limited Partnership of AMLI Residential Properties, L.P. (Incorporated by reference to Exhibit 10.1(c) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996).

4.1(d)            Fourth Amendment to the Amended and Restated Agreement of
Limited Partnership of AMLI Residential Properties, L.P. (Incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).

4.2 Form of Common Share Certificate (Incorporated by reference to Exhibit 4.1 to Registration Statement No. 33-71566).

5.1    *          Opinion of Mayer, Brown & Platt.

8.1    *          Tax Opinion of Mayer, Brown & Platt.

23.1    **        Consent of KPMG Peat Marwick LLP.

23.2    *         Consent of Mayer, Brown & Platt (Included in the opinions
filed as Exhibits 5.1 and 8.1 to this Registration Statement).

24.1    *         Power of Attorney (Included on the page of the
Registration Statement immediately preceding the signature page).




--------------------

  *   Included with the Registration Statement filed on October 9, 1998.

  **  Included with this Amendment No. 1 to the Registration Statement.